EXHIBIT 99.1

Heritage Oaks Bancorp Reports Q2 2010 Financial Results

PASO ROBLES, Calif., Aug. 4, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported a net loss of $5.8 million compared to a net loss of $1.3 million for the first quarter of 2010 and to net income of $0.5 million in the second quarter a year ago. For the first six months of 2010, the Company reported a net loss of $7.2 million compared to net income of $1.6 million for the same period in 2009. The net loss for the second quarter of 2010 was primarily attributable to a $16.1 million provision for loan losses, recorded in conjunction with $12.5 million of quarterly net charge-offs, as the Company continued to work through its problem loans, and reduce its level of total non-performing assets.

The net loss applicable to common shareholders was $6.2 million or $0.55 per diluted common share and $1.7 million or $0.22 per diluted common share for the quarter ended June 30, 2010 and March 31, 2010, respectively. The net income applicable to common shareholders for the quarter ended June 30, 2009 was $0.3 million. For the six months ended June 30, 2010 the net loss applicable to common shareholders was $7.9 million or $0.83 per common diluted share compared to net income of $1.3 million or $0.17 per common diluted share for the same period in 2009. Income (loss) applicable to common shareholders is calculated by subtracting dividends accrued and discount accreted on preferred stock from net income (loss).

According to Lawrence P. Ward, President and Chief Executive Officer, "During the second quarter the Bank took an aggressive position with respect to reducing the level of non-performing assets. Asset quality metrics improved significantly, and the Bank increased its allowance for loan and lease losses ("ALLL") as a percentage of total gross loans by $3.6 million or 60 basis points to 3.17% of total gross loans, as compared to the 2.57% reported at the end of the first quarter of 2010. Total non-accruing loans decreased by 28.4%, and total non-performing assets decreased by 19.5% as compared to the first quarter of 2010. The Bank also ended the second quarter with only $1.2 million of loans past due 30 to 89 days; the lowest quarter end balance recorded in the last four consecutive quarters. This represents a decrease of $5.2 million or 80.7% and $1.1 million or 48.1% as compared to the fourth quarter of 2009 and the first quarter of 2010, respectively. The Bank also ended the second quarter with no loans past due 90 days or more and still accruing. Classified loans totaled approximately $66.4 million as of June 30, 2010, decreasing $18.7 million from $85.1 million reported as of March 31, 2010. The amount of classified loans as of June 30, 2010 is the lowest quarter end balance reported of the past four consecutive quarters. These trends are all indicative of the considerable effort that the Bank's management has made to systematically address the problem loans in its portfolio. While this process will take time and effort to manage through, the data present at the end of the second quarter is encouraging, and we are hopeful that these positive trends continue."

Mr. Ward also added, "The trend with regard to income before the provision for loan losses and before income tax provision expense has been very positive as well. Pre-tax, pre-provision earnings were $5.9 million, $2.7 million, and $3.3 million for the three months ended June 30, 2010, March 31, 2010, and June 30, 2009, respectively. $1.2 million of the quarterly increase was related to an increase in net interest income, while approximately $1.7 million of the increase can be attributed to a $1.7 million gain recognized on the extinguishment of debt. This continued improvement in the Company's core earnings occurred despite the many economic headwinds and low interest rate environment that continue to impede our financial performance."

Mr. Ward went on to state, "The Company also received regulatory approval for the closing of the remaining $4.0 million private placement of Series B Mandatorily Convertible Adjustable Cumulative Perpetual Preferred Stock ("Series B Preferred Stock"). This combined with the initial Series B Preferred Stock, and Series C Convertible Perpetual Preferred Stock ("Series C Preferred Stock"), which closed in March 2010, constitutes a total of approximately $60.0 million in gross proceeds from the completed private placement. The Company's shareholders approved the conversion of all Series B Preferred Stock and Series C Preferred Stock at the June 2010 Annual Meeting of the Shareholders. All shares of the Series B Preferred Stock have since converted to common stock and all shares of Series C Preferred Stock are now eligible for conversion. The Company was also able to strategically allocate some of the funds from the private placement to repurchase $5.0 million in face amount of junior subordinated debentures for $3.3 million resulting in a $1.7 million pre-tax gain. This will eliminate the interest expense associated with this borrowing going forward. We have also transferred most of the funds acquired through the private placement from lower yielding interest bearing bank balances and federal funds sold into higher yielding agency securities, thereby augmenting interest income."

Second Quarter Financial Highlights Include:

  CAPITAL – the Company's Tier 1 Leverage Ratio and Total Risk-Based Capital Ratio were 11.53% and 16.46%, respectively, as of June 30, 2010, compared to 7.71% and 17.16%, respectively, as of March 31, 2010, and 10.87% and 13.20%, respectively, at June 30, 2009.  During the second quarter, shareholders approved the conversion of the Series B Preferred Stock into common stock, leading to an increase in the Company's Tier I Leverage and Tier I Risk-Based Capital Ratios. Additionally, the Company received shareholder approval for the conditional conversion of the Series C Preferred Stock upon the condition of transfer of the Series C Preferred Stock to an unaffiliated third party.

  DEPOSITS – total deposits grew approximately $0.4 million or 0.1% in the second quarter of 2010. Exclusive of pay-downs of brokered deposits, total deposits grew approximately $1.9 million or 0.2% as compared to the first quarter of 2010.  Of particular note, demand deposits grew $3.9 million or 2.2% in the second quarter of 2010. At June 30, 2010 total deposits increased $91.8 million or 13.0% compared to June 30, 2009.  Exclusive of the reduction in brokered deposits, total deposits grew approximately $129.2 million or 19.4% for the year over year period.

  LOANS – total gross loans declined approximately $25.6 million or 3.5% during the second quarter of 2010. The decline in gross loans can be attributed to:  1) pay-downs in the C&I, construction, and land segments of the loan portfolio; 2) the full charge-off or write-down to estimated fair value of specific impaired loans; and, 3) the transfer of approximately $5.0 million of impaired loans to other real estate owned ("OREO").  On a year over year basis total gross loans declined by approximately $0.7 million or 0.1%.

  PROVISION FOR LOAN LOSSES – totaled $16.1 million, $5.2 million and $2.7 million for the three months ended June 30, 2010, March 31, 2010, and June 30, 2009, respectively.

  ALLOWANCE FOR LOAN LOSSES – was approximately $22.1 million, representing 3.17% of total gross loans compared to $18.6 million, representing 2.57% of total gross loans at March 31, 2010, and compared to $11.1 million, representing 1.59% of total gross loans at June 30, 2009.

  CHARGE-OFFS – totaled approximately $13.7 million for the three months ended June 30, 2010, compared to $1.5 million for the three months ended March 31, 2010. Charge-offs totaled approximately $15.2 million for the six months ended June 30, 2010, compared to approximately $4.1 million for the six months ended June 30, 2009. Charge-offs during the second quarter were primarily driven by the write-down of several large credits that were identified by Management.

  NON-PERFORMING ASSETS – totaled approximately $40.0 million at June 30, 2010, a decrease of approximately $9.7 million or 19.5% as compared to March 31, 2010, and an increase of approximately $21.1 million or 111.7% from that reported at June 30, 2009. The ratio of non-performing assets to total assets was 3.96%, 4.88%, and 2.15% at June 30, 2010, March 31, 2010, and June 30, 2009, respectively.

  REVENUES – consisting of total interest and non-interest income, were approximately $16.8 million for the second quarter of 2010. This represents an increase of approximately $2.8 million or 19.6% from that reported during the first quarter of 2010. Year over year, total revenues increased approximately $3.0 million or 21.9%. The quarter over quarter increase in revenues can partially be attributed to the $1.7 million pre-tax gain on extinguishment of debt related to the Bank's repurchase of junior subordinated debentures. The remainder of the quarterly increase can be attributed to an increase of approximately $1.2 million in net interest income.

  NET INTEREST MARGIN – was 4.69% for the second quarter of 2010, an increase of 26 basis points from the first quarter of 2010, and a decline of 22 basis points from that reported in the same period ended a year earlier. The Company was able to reduce the total cost of funds by 24 basis points during the second quarter compared to the linked quarter ended March 31, 2010. In addition, during the second quarter the Bank received interest income on loans which were on non-accrual status that were transferred back to accrual status. These interest payments positively impacted net interest margin by 13 basis points. Interest reversals due to loans placed on non-accrual status during Q2 2010 had a negative impact of 6 basis points to net interest margin.

  PRE-TAX, PRE-PROVISION EARNINGS - were $5.9 million, $2.7 million, and $3.3 million for the three months ended June 30, 2010, March 31, 2010, and June 30, 2009, respectively. The most significant variances, on a linked quarter basis, were the approximate $1.7 million pre-tax gain on extinguishment of debt related to the repurchase of junior subordinated debentures and increase of approximately $1.2 million in net interest income.

Capital Position

The Company's shareholders approved the conversion of all Series B Preferred Stock into common stock at a conversion price of $3.25 per common share at the June 10, 2010 Annual Meeting of the Shareholders.  This resulted in the issuance of 17,279,995 shares of common stock during the second quarter. Shareholders also granted approval of the conditional conversion of Series C Preferred Stock upon the condition of transfer of the Series C Preferred Stock to an unaffiliated third party.  Please also refer to the Company's current report on Form 8-K filed with the SEC on March 10, 2010 for additional detailed information regarding this transaction.

As of June 30, 2010, the Company's Tier 1 Capital and Total Risk-Based Capital totaled approximately $113.6 million and $127.0 million, respectively. The Tier 1 Leverage Ratio was 11.53%, while the Tier 1 Risk-Based Capital Ratio was 14.72%, and the Total Risk-Based Capital Ratio was 16.46% at June 30, 2010. Total Tier 1 Capital increased by $41.0 million during the second quarter due primarily to the conversion of approximately $52.4 million in net proceeds (net of capital raising costs) from Series B Preferred Stock to common stock, offset by capital reductions of:  a) the $6.2 million second quarter net loss; b) an increase of approximately $0.5 million in disallowed net deferred tax assets; and c) the repurchase of $5.0 of junior subordinated debentures.

The Bank's Tier 1 Leverage Ratio was 11.34% and Total Risk-Based Capital Ratio was 15.71% at June 30, 2010 and are in compliance with the minimum Tier One Leverage Ratio of 10.0%, and Total Risk Based Capital Ratio of 11.5% set forth by the March 4, 2010 FDIC and DFI Consent Order and Written Agreement issued by the Federal Reserve Board.

Shareholders' equity was approximately $133.4 million at June 30, 2010, compared to $135.2 million at March 31, 2010, and $91.3 million at June 30, 2009. Book value per common share was $4.34 at June 30, 2010, compared to $7.95 at March 31, 2010, and $9.28 per share reported at June 30, 2009.

Liquidity

The liquidity ratio was 30.83% at June 30, 2010, compared to 30.94% at March 31, 2010, and 16.36% at June 30, 2009. At June 30, 2010, the Bank had remaining borrowing capacity with the Federal Home Loan bank ("FHLB") of approximately $69.0 million. The Bank also has the ability to purchase Fed Funds under a correspondent bank line of credit in the aggregate amount of $15.0 million as of June 30, 2010. The Bank has also established a collateralized borrowing facility with the FRB which had $18.9 million in availability as of June 30, 2010.  In addition, only $7.5 million (fair market value) of the Bank's $192.9 million investment portfolio is pledged for the purpose of securing public deposits, thereby leaving a significant portion of the securities portfolio available as on-balance sheet liquidity.

Balance Sheet

Total assets as of June 30, 2010 were approximately $1.0 billion or approximately $9.0 million less than that reported at March 31, 2010. The decrease was driven by the $7.6 million reduction in other secured borrowings and junior subordinated debentures along with the net change to equity noted earlier in this document. The variances on the assets side of the balance sheet can be seen in the significant decrease in net loans and interest bearing due from balances that are offset by increases in the investment portfolio and deferred tax assets. Total assets as of June 30, 2010 increased approximately $65.3 million and $129.2 million as compared to that reported at December 31 and June 30, 2009, respectively. Year to date and year over year increases in total assets can be attributed in large part to the funds the Company received from its March 2010 private placement in conjunction with growth in total deposits, contributing to higher investment balances.

Total deposits as of June 30, 2010 were approximately $795.8 million, representing a $0.4 million increase as compared to the March 31, 2010 balance, and a $91.8 million increase as compared to June 30, 2009 balance. Total core deposits (defined as non-interest bearing DDA, NOW, savings, money market, and CD's less than $100,000) totaled approximately $678.4 million as of June 30, 2010, and increased by $6.6 million or 1.0%, and $109.7 million or 19.3%, as compared to March 31, 2010 and June 30, 2009 balances, respectively. As of June 30, 2010, core deposits comprised 85.2% of total deposit balances compared to 84.5% of total deposit balances at March 31, 2010, and compared to 80.8% of total deposit balances as of June 30, 2009. Year to date, total deposits increased approximately $20.4 million or 2.6%. Total core deposits increased approximately $21.3 million year to date.

Total demand deposits as of June 30, 2010 were approximately $182.8 million, representing a $3.9 million increase as compared to the March 31, 2010 balance, and an $8.2 million increase as compared to December 31, 2009.  At June 30, 2010, the aggregate balance of demand deposits the Bank considers to be volatile was approximately $10.9 million or $19.4 million and $7.1 million lower than that reported at March 31, 2010 and December 31, 2009, respectively.

FHLB borrowings totaled $65.0 million as of June 30, 2010, unchanged from the prior quarter and from the amount reported at June 30, 2009. The cost of borrowings from the FHLB averaged 0.62% for the quarter, representing an increase of 5 basis points from that reported in the prior quarter and a decrease of 21 basis points as compared to the amount reported for the second quarter of 2009.

Total gross loans at June 30, 2010 were approximately $697.2 million, decreasing by $25.6 million from prior quarter end and $0.7 million as compared to the balance reported at June 30, 2009. Like most other markets throughout the country, loan demand remains very soft. Although the Bank continues to seek out new credit originations, demand has not kept pace with portfolio reductions through loan pay downs and/or charge offs.  Current quarter net charge-offs of $12.5 million, and $5.0 million of transfers of loans to OREO accounted for approximately 68.5% of the quarterly decline in gross loans. The remainder of the quarterly decline was due to principal repayments net of new loan originations. Total gross loans decreased by $0.7 million or 0.1% as compared to the balance reported at June 30, 2009. The Bank continues to adhere to stringent underwriting guidelines on the loans it funds and has been requiring clients to commit more capital to certain projects.

The securities portfolio increased by $64.5 million or 50.3% during the second quarter to $192.9 million as of June 30, 2010 from that reported at March 31, 2010. On a year over year basis, the securities portfolio increased approximately $117.2 million or 154.7% from that reported at June 30, 2009. The Bank continues to invest what its deems to be appropriate levels of excess liquidity in relatively short-term agency backed cash flow generating instruments in the absence of loan originations in an effort to augment interest income and the yield on earning assets.

Unrealized losses, net-of-tax, declined in the second quarter by approximately $459 thousand; this was driven in part by an increase in the value of certain mortgage related securities.  The Bank periodically evaluates investments in the portfolio for other than temporary impairment and more specifically when conditions warrant such an evaluation. During the fourth quarter of 2009, the Bank contracted with an independent third party to perform an evaluation of certain non-agency CMO holdings in the portfolio. Based on this evaluation, the Bank determined that four securities were other than temporarily impaired and as a result, the Bank recognized related impairment losses of approximately $372 thousand in the fourth quarter. During the second quarter the Bank sold one of these securities and recognized a $150 thousand loss on sale. Based on the quarterly updated OTTI assessment that is performed by an independent third party, as of June 30, 2010 the remaining securities have not exhibited any additional significant signs of deterioration and the Bank believes their current carrying value can be supported.

Net Interest Margin

The net interest margin was 4.69% and 4.43% for the three months ended June 30, 2010 and March 31, 2010, respectively. The net interest margin was 4.56% for the six months ended June 30, 2010. During the second quarter of 2010 the net interest margin was impacted by activity related to non-accrual loans in three ways. Foregone interest, which is the interest income lost prospectively after a loan is transferred to non-accrual status, reduced net interest margin by 49 and 34 basis points for the three and six months ended June 30, 2010, respectively when compared to that reported for the same periods ended a year earlier. Interest reversals, which represent the accrued interest reversed on the day a loan is transferred to non-accrual status, reduced net interest margin by 6 and 8 basis points for the three and six months ended June 30, 2010, respectively when compared to that reported in the same periods ended a year earlier. Recoveries of interest income, which result from the return of loans to accrual status, increased the net interest margin by 13 and 8 basis points for the three and six months ended June 30, 2010, respectively when compared to that reported for the same periods ended a year earlier. The combined impact of foregone interest, interest reversals, and interest recoveries resulted in a reduction of net interest margin by 42 and 34 basis points for the three and six months ended June 30, 2010, respectively compared to that reported in the same periods ended in 2009.

The following table provides a summary of net foregone interest for three and six month periods ended June 30, 2010 and its impact on the overall yield of the loan portfolio as well as the net interest margin:

(dollars in thousands)	Three months ended, June 30, 2010	Six months ended, June 30, 2010
Interest reversals	$ 143	$ 377
Interest recoveries	(305)	(365)
Interest foregone on non-accruing balances	1,166	1,575

Net foregone interest	$ 1,004	$ 1,587

Average loans	$ 723,800	$ 728,001
Average earning assets	$ 953,718	$ 932,080

Impact on loan portfolio yield	-0.56%	-0.44%
Impact on net interest margin	-0.42%	-0.34%

For the three months ended June 30, 2010 the cost of interest bearing deposits was 1.25% or 25 basis points and 40 basis points lower than that reported for the three month periods ended March 31, 2010 and June 30, 2009, respectively. The cost of total deposits for the second quarter of 2010 was 0.97% compared to 1.18% for the first quarter of 2010 and 1.26% for the second quarter of 2009. The continued decline in deposit costs can be attributed to the Bank's continued focus on core deposit gathering and reduction of wholesale funding sources, management of variable rate deposit balances, and the reduction of interest rates on new and renewing time deposits. The cost of funding for the second quarter of 2010 was 0.94%, representing a decrease of 24 basis points as compared to 1.18% reported for the first quarter of 2010 and a 33 basis point decrease as compared to 1.27% reported for the second quarter of 2009. In addition to the Bank's focus on core deposit gathering, lower cost FHLB borrowing continues to augment efforts to continually manage the Bank's cost of funds downward.

Year over year the net interest margin declined 22 basis points from 4.91% reported for the second quarter of 2009. This variance was due in part to the 16 basis point decline in yield on loans, which can largely be attributed to the impact of non-accrual loan reversals and subsequent foregone interest.  The variance is also due to a 62 basis point decline of yield on the securities portfolio.  The portfolio, which has grown by $117.2 million or 154.7% since June 30, 2009, has been deployed primarily into short term agency securities. Such security yields have decreased substantially over the last year coincident with the historically low rate environment in the capital markets.

In an effort to maximize the yield the Bank earns on excess levels of liquidity in the absence of significant new loan originations, the Bank has implemented an investment strategy to systematically invest excess liquidity in higher yielding, agency backed, cash flow generating securities.  During the second quarter the Bank executed on this strategy to deploy much of its lower yielding interest bearing bank balances and federal funds sold generated from the first quarter 2010 private placement, and new deposit portfolio growth, into agency backed securities. This will augment total interest income going forward; however, the rate and volume effect of investing in lower yielding assets such as agency securities, in the absence of new quality loan origination, will likely continue to create net interest margin compression.  Until new loan origination activity increases Management will continue to deploy excess liquidity into appropriate securities investments in order to minimize the impact of margin compression.

Operating Results

Interest Income

Interest income was $13.2 million for the second quarter of 2010; an increase $0.7 million or 5.8% as compared to the prior quarter. Interest income increased as a result of a $441 thousand increase from the securities portfolio and to an increase of $288 thousand from the loan portfolio.  Additional quarterly interest income generated by the securities portfolio was primarily due to the $56.9 million increase in average quarterly balances as compared to the first quarter. The quarterly variance in interest income from the loan portfolio resulted primarily from: 1) a $305 thousand return of interest due to the transfer of 6 loans from non-accrual status back to accrual status; and 2) due to the $92 thousand decrease in quarterly non-accrual interest reversals.

Interest income for the second quarter of 2010 increased $0.9 million or 7.4% as compared to the second quarter of 2009. The year over year increase in quarterly net interest income resulted primarily from an approximately $0.9 million increase in interest income generated by the securities portfolio. This increase was a result of the approximately $106.2 million increase in average quarterly balances of the securities portfolio as compared to the second quarter of 2009. Interest income generated by the loan portfolio was essentially unchanged as compared to the second quarter of 2009. Average quarterly balances increased by $18.0 million as compared to the second quarter of 2009, however, the yield on the loan portfolio decreased by 16 basis points, due in great part to the impact of the initial reversal of accrued interest income, and prospective foregone interest on non-accruing loans.

Interest Expense

Interest expense was $2.0 million for the second quarter of 2010, decreasing by approximately $0.5 million from that reported for the first quarter of 2010. The linked quarter decline can be attributed in large part to the re-pricing of floating rate deposit balances and the continued re-pricing of time deposits. The Company was able to reduce the total cost of funds by 24 basis points during the second quarter through managing the repricing of such deposits.  The quarterly decrease in interest expense and funding yields was also augmented by a $10.5 million increase in average quarterly balances in non-interest bearing DDA over the second quarter.  The Company also significantly reduced the balance and associated interest expense with junior subordinated debentures during the second quarter through the repurchase and extinguishment of $5.0 million (face amount) of this debt.

Interest expense decreased approximately $0.4 million from that reported for the second quarter of 2009. The year over year decrease in interest expense can be attributed to the re-pricing of floating rate deposit balances and the continued re-pricing of time deposits. The Company was able to reduce its total cost of funds by 33 basis points as compared to the second quarter of 2009 by reducing the cost of interest bearing deposits by 40 bps, increasing non-interest bearing DDA average quarterly balances by $15.7 million or 9.5%, and significantly reducing the cost of borrowed funds by 72 basis points.

Non-Interest Income

Non-interest income totaled approximately $3.6 million for the three month period ended June 30, 2010, representing an increase of approximately $2.0 million when compared to the first quarter of 2010. The primary driver behind the linked quarter increase can be attributed to a $1.7 million gain the Company recognized from the extinguishment of $5.0 million in junior subordinated debentures associated with Heritage Oaks Capital Trust III during the second quarter of 2010 at a price of 66% of the face amount of the debentures. Excluding the impact of the gain from the extinguishment of debt, non-interest income increased approximately $0.3 million as compared to the prior quarter. The remaining quarterly increase primarily resulted from an increase in mortgage origination fee income, and gains the Bank recognized on the sale of SBA loans, OREO properties, and certain fixed assets, which offset declines in commission and fee income, and losses the Bank recognized on the sale of investment securities.

Non-interest income increased approximately $2.1 million when compared to the second quarter of 2009. The most significant component of the year over year increase can be attributed to the previously discussed $1.7 million gain recognized in the extinguishment of debt. The remaining approximately $0.4 million increase resulted primarily from increases in mortgage origination fee income, ATM and debit and credit card transaction and interchange fee income, and gains the Bank recognized on the sale of SBA loans, OREO properties, and certain fixed assets, which offset declines in service charges on deposit accounts, and losses the Bank recognized on the sale of investment securities.

Non-Interest Expense

Non-interest expense for the second quarter of 2010 totaled approximately $8.8 million, essentially unchanged as compared to the first quarter of 2010. The primary reason for the quarterly decrease was a reduction in loan department costs; specifically a reduction in impairment charges on OREO as compared to the first quarter of 2010.

Non-interest expense increased by $0.8 million as compared to the second quarter of 2009. Several factors contributed to the increase as compared to the prior quarter, the most significant of which was a $0.6 million increase in salaries and benefits costs driven by expansion of the management team and special assets function. In addition to this line item, increases in regulatory fees, and occupancy fees were significant components of the year over year increase. These increases were partially offset by reductions in core deposit intangible amortization and promotional expenses.

The efficiency ratio was 68.86% for the second quarter of 2010, compared to 76.88% in the previous quarter, and 70.02% in the second quarter of 2009. The efficiency ratio was positively impacted on a linked quarter basis, primarily due to an increase in net interest income. Year over year, the efficiency ratio was positively impacted due to an increase in net interest income as compared the second quarter of 2009, though a substantial amount of this positive impact was offset by the negative impact of greater non-interest expense levels. The efficiency ratio measures operating expenses as a percent of total net revenues and excludes gains and losses included in non-interest income.

Asset Quality

Non-accruing loans totaled approximately $35.0 million as of June 30, 2010, a decrease of approximately $13.9 million from that reported at March 31, 2010. The quarterly decline can be attributed to several factors, including:  a) the charge-off of $13.7 million of loan balances; b) principal repayments of $6.8 million; c) the transfer of $5.0 million (estimated fair value) of non-accruing loans to OREO; d) the return to accrual status of $2.0 million of loans, offset by e) the transfer of $13.5 million in new loans to non-accrual status.

Non-performing loans represented 5.03% of total gross loans at June 30, 2010, as compared to 6.78% at March 31, 2010, and 1.75% at June 30, 2009. At June 30, 2010 non-performing loans as a percentage of the allowance for loan losses was 158.43%, compared to 263.9% at March 31, 2010, and 110.19% at June 30, 2009. Non-performing assets to total assets were 3.96% at June 30, 2010 compared to 4.88% at March 31, 2010, and compared to 2.15% at June 30, 2009.

Net charge-offs for the second quarter of 2010 totaled approximately $12.5 million or 1.73% of average loans, or 6.92% on an annualized basis. The most significant components of quarterly charge-offs consisted of charge-offs that eliminated 100.0% of the carrying value of the particular loan from the Bank's balance sheet including:  a) 26 C&I loans with total charged-off balances of approximately $7.8 million; b) 4 commercial real estate loans with total charged-off balances of $1.9 million; c) 2 agricultural loans with total charged-off balances of $0.3 million; d) 1 single family 1-4 unit residential loan with a total charged-off of $0.2 million; and e) 2 farmland loans with total charged-off balances of $0.2 million. In addition to 100.0% charge-offs recorded during the second quarter, $1.1 million of quarterly charge-offs were related to the final write-down of 11 loans to estimated fair value prior to transfer to OREO.

Classified loans, including non-performing loans, totaled approximately $66.4 million as of June 30, 2010, decreasing $18.7 million from $85.1 million reported as of March 31, 2010. The amount of classified loans as of June 30, 2010 is the lowest quarter end balance reported of the past four consecutive quarters.

Loans past due 30-89 days were $1.2 million at June 30, 2010, $2.4 million at March 31, 2010, and $6.4 million at December 31, 2009. This represents a decrease of 48.0% on a linked quarter basis and 80.8% as compared to year end.

The following table provides a reconciliation of the change in non-accruing loans for the quarter ended June 30, 2010:

(dollars in thousands)	Balance March 31, 2010	Additions to Non-Accruing Balances	Net Paydowns	Transfers to Foreclosed Collateral	Returns to Performing Status	Charge-offs	Balance June 30, 2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	1,145	458	(9)	--	--	(284)	1,310
Home equity line of credit	320	--	--	--	--	--	320
Commercial	14,310	6,627	(2,339)	(234)	(1,617)	(2,587)	14,160
Farmland	2,704	1,106	(62)	(577)	--	(235)	2,936
Commercial
Commercial and industrial	9,740	3,217	(86)	(10)	(381)	(7,870)	4,610
Agriculture	3,493	350	(1,928)	--	--	(1,209)	706
Other	--	--	--	--	--	--	--
Construction
Single family residential	940	--	--	--	--	(219)	721
Single family residential - Spec.	683	1,250	--	(538)	--	(145)	1,250
Tract	1,245	--	(722)	(363)	--	(160)	--
Multi-family	483	--	--	--	--	--	483
Hospitality	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--
Land	13,839	264	(1,633)	(3,226)	--	(960)	8,284
Installment loans to individuals	81	254	(4)	(35)	--	(10)	286
All other loans	--	--	--	--	--	--	--

Totals	$ 48,983	$ 13,526	$ (6,783)	$ (4,983)	$ (1,998)	$ (13,679)	$ 35,066

The following table provides a reconciliation of the change in non-accruing loans for the six months ended June 30, 2010:

(dollars in thousands)	Balance December 31, 2009	Additions to Non-Accruing Balances	Net Paydowns	Transfers to Foreclosed Collateral	Returns to Performing Status	Charge-offs	Balance June 30, 2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	1,147	458	(11)	--	--	(284)	1,310
Home equity line of credit	320	--	--	--	--	--	320
Commercial	11,035	11,806	(2,555)	(234)	(3,305)	(2,587)	14,160
Farmland	--	3,810	(62)	(577)	--	(235)	2,936
Commercial	--	--	--	--	--	--
Commercial and industrial	8,429	6,020	(629)	(10)	(381)	(8,819)	4,610
Agriculture	3,172	825	(2,082)	--	--	(1,209)	706
Other	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--
Single family residential	940	--	--	--	--	(219)	721
Single family residential - Spec.	683	1,250	--	(538)	--	(145)	1,250
Tract	2,215	--	(1,646)	(363)	--	(206)	--
Multi-family	--	900	--	--	--	(417)	483
Hospitality	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--
Land	10,182	4,949	(2,661)	(3,226)	--	(960)	8,284
Installment loans to individuals	47	387	(5)	(35)	--	(108)	286
All other loans	--	--	--	--	--	--	--

Totals	$ 38,170	$ 30,405	$ (9,651)	$ (4,983)	$ (3,686)	$ (15,189)	$ 35,066

The following provides additional information regarding non-accruing loan balances as of June 30, 2010:

Real Estate Secured – Commercial ("CRE")

The majority of balances within this category can be attributed to nine loans to eight borrowers, totaling approximately $12.2 million, representing 86.3% of non-accruing CRE balances. The Bank added approximately $11.8 million in balances to non-accruing status within this category during the first six months of 2010. Approximately $8.6 million of the increase can be attributed to three loans to two borrowers of which approximately $1.5 million has since been charged-off.   Payments received and applied to principal totaled approximately $2.6 million, the majority of which relates to the liquidation of collateral on several loans. The following provides a break-down of significant non-accruing CRE balances as of June 30, 2010:

  Approximately $1.4 million can be attributed to one loan in which the Bank is working with the borrower to bring it current. Recent data suggests that the borrower's financial condition is currently sound. The borrower is also working to sell other assets to pay-down the loan.
  Two loans made to two separate borrowers totaling approximately $1.8 million that the Bank has restructured. A third party has expressed interest in assuming responsibility for one of these notes. The Bank is pursuing judicial foreclosure on the other loan.
  One loan totaling approximately $0.7 million. The Bank is currently pursuing foreclosure on the underlying collateral.
  One loan totaling approximately $3.4 million. As previously discussed, the borrower is currently seeking alternative financing to pay-down their outstanding obligation to the Bank. However, the Bank is proceeding with the foreclosure process.
  One loan in the amount of $3.7 million. The borrower is currently paying on the note and is working with the Bank to bring about a resolution. A recent appraisal indicates significant value in the underlying collateral to cover the Bank's recorded investment in the loan.
  Two loans to one borrower in the approximate amount of $1.0 million. The Bank is currently pursuing foreclosure on the underlying collateral.
  One loan in the amount of $0.4 million. Just subsequent to quarter end, this property was purchased by a third party at a trustee's sale.

Commercial and Industrial ("C&I")

Non-accruing C&I balances totaled approximately $4.6 million, the majority of which can be attributed to six loans to four borrowers in the aggregate amount of $2.7 million or 57.6% of C&I non-accruing balances. During the first six months of 2010 the Bank charged-off approximately $8.8 million in C&I balances, contributing significantly to the year to date decline within this category. Approximately $3.6 million or 41.3% of C&I charge-offs are attributable to one loan. Although the Bank's position is well secured, continued concerns about certain circumstances surrounding the borrower led the Bank to further write-down the loan. Payments received and applied to principal totaled approximately $0.6 million during the first six months of 2010. Additions of $6.0 million to non-accruing status within this category can be attributed to smaller business lines of credit that were subsequently charged-off during the same period. The following provides a break-down of significant non-accruing C&I balances as of June 30, 2010:

  One loan in the approximate amount of $0.1 million is secured by real estate in the Bank's primary market as well as various business assets. Recent financial information concerning the client indicates the borrower currently has the cash flow to continue to service the loan and the Bank is pursuing the guarantors.
  Three loans to one borrower totaling approximately $0.9 million. The underlying collateral represents leased residential real estate. The Bank is in the process of taking possession of the collateral and its rent proceeds to liquidate and pay-down the loan.
  One loan in the approximate amount of $0.4 million contains an SBA guarantee. Physical collateral has been repossessed and is in the process of being liquidated.
  One loan in the approximate amount of $1.3 million. The Bank is currently working with the borrower to bring about a resolution.

Construction

Non-accruing construction balances totaled approximately $2.5 million at June 30, 2010, approximately $1.4 million lower than that reported at December 31, 2009. Balances within this category are primarily comprised of three loans to three borrowers. The Bank is currently in the process of foreclosing on collateral securing two loans within this category, while property securing the third loan is currently in escrow with an expected close date of sometime within the third quarter of 2010.  During the first six months of 2010 the Bank received approximately $1.6 million in principal payments, primarily from the liquidation of collateral securing loans within this category. The Bank also moved approximately $0.9 million in non-accruing construction balances to OREO status during the first six months of 2010. Construction charge-offs totaled approximately $1.0 million and are primarily the result of updated valuations on underlying collateral securing loans within this category.

Land

Non-accruing land balances totaled approximately $8.3 million, down approximately $1.9 million from that reported at December 31, 2009. Although the Bank placed approximately $4.9 million in land balances on non-accruing status during the first six months of 2010, the Bank also received approximately $2.7 million in principal payments from the liquidation of collateral. During the first six months of 2010, the Bank also moved approximately $3.2 million in land balances to OREO status, the majority of which can be attributed to collateral formerly securing one loan. Charge-offs of $1.0 million within this category can be attributed to updated valuations on underlying collateral securing loans within this category. The majority of non-accruing land balances at June 30, 2010 can be attributed to three loans to three borrowers totaling approximately $7.3 million or 88.1% of total non-accruing land loans. The following provides a break-down of these balances as of June 30, 2010:

  One loan totaling approximately $1.1 million. The Bank is working with the borrower to liquidate the collateral and pay-down the loan.
  One loan totaling approximately $1.9 million secured by land for hospitality construction in the Bank's primary market area. Just subsequent to quarter end, the Bank foreclosed on the collateral securing the loan and has multiple offers in hand.
  One loan in the amount of $4.3 million is secured by land for tract development in the Bank's primary market area. Although the borrower is currently seeking alternative financing from other financial institutions to pay-down the loan, the Bank has begun the foreclosure process.  The Bank currently has a 50% reserve in the ALLL for this loan.

Agriculture

Non-accruing agriculture balances totaled approximately $0.7 million at June 30, 2010, down approximately $2.5 million from that reported at December 31, 2009. The primary factor behind the year to date decline within this category can be attributed to proceeds received from the sale of collateral securing one loan and the subsequent charge-off of the remaining balance of the loan. The Bank is currently pursuing foreclosure on collateral securing two loans to one borrower within this category. The aggregate balance of these loans at June 30, 2010 was approximately $0.3 million.

At June 30, 2010, substantially all non-accruing balances were carried at their current estimated fair values.

Other Real Estate Owned ("OREO")

At June 30, 2010, OREO balances totaled approximately $5.0 million, approximately $4.0 million higher than the amount reported at December 31, 2009. During the first six months of 2010 the Bank transferred approximately $5.0 million from its loan portfolio to OREO. Of the additions to OREO during 2010, approximately $2.4 million can be attributed to collateral formerly securing four loans to one borrower in the construction and land segment of the loan portfolio. These properties are in escrow and are expected to close sometime in the second half of 2010. Another property carried at an estimated fair value of $0.5 million is currently in escrow and is expected to be sold in the third quarter of 2010. Write-downs on OREO of $0.2 million occurred in the first quarter of 2010 and were the result of updated appraisal information on two properties.

The following provides a summary of the change in OREO balances for the quarter ended and for the year to date June 30, 2010:

(dollars in thousands)	For the three months ended June 30, 2010	For the six months ended June 30, 2010
Beginning Balance	$ 741	$ 946
Additions	4,987	4,987
Dispositions	(775)	(775)
Write-downs	--	(205)

Balance June 30, 2010	$ 4,953	$ 4,953

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(audited)	(unaudited)	Percentage Change Vs.
(dollar amounts in thousands)	6/30/2010	3/31/2010	12/31/2009	6/30/2009	3/31/2010	12/31/2009	6/30/2009
Assets
Cash and due from banks	$ 17,849	$ 20,997	$ 19,342	$ 15,667	-15.0%	-7.7%	13.9%
Interest bearing due from banks	38,682	97,898	17,046	--	-60.5%	126.9%	100.0%
Federal funds sold	5,500	1,430	4,350	32,675	284.6%	26.4%	-83.2%
Total cash and cash equivalents	62,031	120,325	40,738	48,342	-48.4%	52.3%	28.3%

Interest bearing deposits with other banks	119	119	119	119	0.0%	0.0%	0.0%
Securities available for sale	192,904	128,388	121,180	75,726	50.3%	59.2%	154.7%
Federal Home Loan Bank stock, at cost	5,611	5,828	5,828	5,828	-3.7%	-3.7%	-3.7%
Loans held for sale	9,429	7,815	9,487	11,692	20.7%	-0.6%	-19.4%
Loans, net (1)	673,344	702,485	712,482	685,193	-4.1%	-5.5%	-1.7%
Property, premises and equipment	6,410	6,496	6,779	6,848	-1.3%	-5.4%	-6.4%
Deferred tax assets	19,174	11,654	10,553	8,673	64.5%	81.7%	121.1%
Bank owned life insurance	12,811	12,684	12,549	10,949	1.0%	2.1%	17.0%
Goodwill	11,049	11,049	11,049	11,049	0.0%	0.0%	0.0%
Core deposit intangible	2,385	2,513	2,642	3,166	-5.1%	-9.7%	-24.7%
Other real estate owned	4,953	741	946	6,669	568.4%	423.6%	-25.7%
Other assets	10,302	9,395	10,825	7,101	9.7%	-4.8%	45.1%
Total assets	$ 1,010,522	$ 1,019,492	$ 945,177	$ 881,355	-0.9%	6.9%	14.7%

Liabilities
Deposits
Non interest bearing demand	$ 182,846	$ 178,976	$ 174,635	$ 178,600	2.2%	4.7%	2.4%
Savings, NOW, and money market	380,257	378,726	365,602	290,178	0.4%	4.0%	31.0%
Time deposits of $100K or more	116,372	121,106	117,420	125,325	-3.9%	-0.9%	-7.1%
Time deposits under $100K	116,358	116,608	117,808	109,886	-0.2%	-1.2%	5.9%
Total deposits	795,833	795,416	775,465	703,989	0.1%	2.6%	13.0%
Short term FHLB borrowing	65,000	65,000	65,000	55,000	0.0%	0.0%	18.2%
Long term FHLB borrowing	--	--	--	10,000	--	--	-100.0%
Other secured borrowing	--	2,479	--	--	-100.0%	--	--
Junior subordinated debentures	8,248	13,403	13,403	13,403	-38.5%	-38.5%	-38.5%
Other liabilities	8,091	7,975	7,558	7,649	1.5%	7.1%	5.8%
Total liabilities	877,172	884,273	861,426	790,041	-0.8%	1.8%	11.0%

Stockholders' equity
Series A senior preferred stock, $1,000 per share stated value, 21,000 shares issued and outstanding	19,610	19,520	19,431	19,253	0.5%	0.9%	1.9%
Series B preferred stock, $1,000 per share stated value, issued and outstanding 0; 52,088; 0; 0 as of June 30, 2010; March 31, 2010; December 31, 2009; and June 30, 2009 respectively.	--	48,469	--	--	-100.0%	--	--
Series C preferred stock, $3.25 per share stated value, 1,189,538 shares issued and outstanding	3,608	3,866	--	--	-6.7%	100.0%	100.0%
Common stock, no par value; 100,000,000 shares authorized, issued and outstanding 25,062,682; 7,783,212; 7,771,952; 7,761,554 as of June 30, 2010; March 31, 2010; December 31, 2009; and June 30, 2009 respectively.	101,197	48,789	48,747	48,695	107.4%	107.6%	107.8%
Additional paid in capital	3,430	3,341	3,242	3,087	2.7%	5.8%	11.1%
Retained earnings	5,529	11,717	13,407	22,768	-52.8%	-58.8%	-75.7%
Accumulated other comprehensive income	(24)	(483)	(1,076)	(2,489)	95.0%	97.8%	99.0%
Total stockholders' equity	133,350	135,219	83,751	91,314	-1.4%	59.2%	46.0%
Total liabilities and stockholders' equity	$ 1,010,522	$ 1,019,492	$ 945,177	$ 881,355	-0.9%	6.9%	14.7%

(1) Loans are net of deferred loan fees of $1,698; $1,699; $1,825; $1,555 and allowance for loan losses of $22,134; $18,559; $14,372; $11,106 for June 30, 2010, March 31, 2010, December 31, 2009, and June 30, 2009 respectively.

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended			Percentage Change Vs.
(dollar amounts in thousands except per share data)	6/30/2010	3/31/2010	6/30/2009	3/31/2010	6/30/2009
Interest Income
Interest and fees on loans	$ 11,429	$ 11,141	$ 11,416	2.6%	0.1%
Interest on investment securities
Mortgage backed securities	1,425	1,019	625	39.8%	128.0%
Obligations of state and political subdivisions	287	257	208	11.7%	38.0%
Interest on time deposits with other banks	1	--	1	100.0%	0.0%
Interest on due from Federal Reserve Bank	24	28	--	-14.3%	100.0%
Interest on federal funds sold	1	1	10	0.0%	-90.0%
Interest on other securities	9	4	9	125.0%	0.0%
Total interest income	13,176	12,450	12,269	5.8%	7.4%
Interest Expense
Interest on savings, NOW and money market deposits	802	1,082	839	-25.9%	-4.4%
Interest on time deposits in denominations of $100K or more	519	576	631	-9.9%	-17.7%
Interest on time deposits under $100K	577	613	664	-5.9%	-13.1%
Other borrowings	138	232	293	-40.5%	-52.9%
Total interest expense	2,036	2,503	2,427	-18.7%	-16.1%
Net interest income before provision for loan losses	11,140	9,947	9,842	12.0%	13.2%
Provision for loan losses	16,100	5,200	2,700	209.6%	496.3%
Net interest (loss) / income after provision for loan losses	(4,960)	4,747	7,142	-204.5%	-169.4%
Non Interest Income
Service charges on deposit accounts	614	625	752	-1.8%	-18.4%
ATM/Debit and credit card transaction/interchange fees	323	259	254	24.7%	27.2%
Bancard	48	36	55	33.3%	-12.7%
Mortgage origination fees	461	340	336	35.6%	37.2%
Earnings on bank owned life insurance	143	151	124	-5.3%	15.3%
Other commissions and fees	92	175	83	-47.4%	10.8%
Gain on extinguishment of debt	1,700	--	--	100.0%	100.0%
Loss on sale of investment securities	(97)	--	--	-100.0%	-100.0%
Gain / (loss) on sale of OREO property	62	--	(104)	100.0%	159.6%
Gain on sale of furniture fixtures and equipment	58	--	--	100.0%	100.0%
Gain on sale of SBA loans	209	--	--	100.0%	100.0%
Total non interest income	3,613	1,586	1,500	127.8%	140.9%
Non Interest Expense
Salaries and employee benefits	4,351	4,378	3,745	-0.6%	16.2%
Occupancy	941	933	826	0.9%	13.9%
Equipment	370	328	376	12.8%	-1.6%
Promotional	173	179	225	-3.4%	-23.1%
Data processing	680	655	691	3.8%	-1.6%
Stationary and supplies	107	122	99	-12.3%	8.1%
Regulatory fees	690	612	537	12.7%	28.5%
Audit and tax costs	142	143	147	-0.7%	-3.4%
Amortization of core deposit intangible	128	129	262	-0.8%	-51.1%
Director fees	128	128	80	0.0%	60.0%
Communication	79	82	61	-3.7%	29.5%
Loan department	308	424	290	-27.4%	6.2%
Other	731	753	675	-2.9%	8.3%
Total non interest expense	8,828	8,866	8,014	-0.4%	10.2%
(Loss) / income before provision for income taxes	(10,175)	(2,533)	628	-301.7%	-1720.2%
(Benefit) / provision for income taxes	(4,340)	(1,194)	121	-263.5%	-3686.8%
Net (loss) / income	(5,835)	(1,339)	507	-335.8%	-1250.9%
Dividends and accretion on preferred stock	353	351	250	0.6%	41.2%
Net (loss) / income applicable to common shareholders	$ (6,188)	$ (1,690)	$ 257	-266.2%	-2507.8%

Shares Outstanding
Basic	11,250,989	7,717,194	7,696,027
Diluted	11,250,989	7,717,194	7,866,962
(Loss) / Earnings Per Common Share
Basic	(0.55)	$ (0.22)	$ 0.03
Diluted	(0.55)	$ (0.22)	$ 0.03

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	Percentage
	For the Six Months Ended		Change Vs.
(dollar amounts in thousands except per share data)	6/30/2010	6/30/2009	6/30/2009
Interest Income
Interest and fees on loans	$ 22,570	$ 22,563	0.03%
Interest on investment securities
Mortgage backed securities	2,444	1,173	108.4%
Obligations of state and political subdivisions	544	394	38.1%
Interest on time deposits with other banks	1	2	-50.0%
Interest on due from Federal Reserve Bank	52	--	100.0%
Interest on federal funds sold	2	17	-88.2%
Interest on other securities	13	16	-18.8%
Total interest income	25,626	24,165	6.0%
Interest Expense
Interest on savings, NOW and money market deposits	1,884	1,656	13.8%
Interest on time deposits in denominations of $100K or more	1,095	1,175	-6.8%
Interest on time deposits under $100K	1,190	1,228	-3.1%
Other borrowings	370	697	-46.9%
Total interest expense	4,539	4,756	-4.6%
Net interest income before provision for loan losses	21,087	19,409	8.6%
Provision for loan losses	21,300	4,810	342.8%
Net interest (loss) / income after provision for loan losses	(213)	14,599	-101.5%
Non Interest Income
Service charges on deposit accounts	1,239	1,464	-15.4%
ATM/Debit Card transaction/interchange fees	582	470	23.8%
Bancard	84	92	-8.7%
Mortgage origination fees	801	665	20.5%
Earnings on bank owned life insurance	294	246	19.5%
Other commissions and fees	267	232	15.1%
Gain on extinguishment of debt	1,700	--	100.0%
(Loss) / gain on sale of investment securities	(97)	122	-179.5%
Gain / (loss) on sale of OREO property	62	(131)	147.3%
Gain on sale of furniture fixtures and equipment	58	--	100.0%
Gain on sale of SBA loans	209	--	100.0%
Total non interest income	5,199	3,160	64.5%
Non Interest Expense
Salaries and employee benefits	8,729	7,548	15.6%
Occupancy	1,874	1,678	11.7%
Equipment	698	701	-0.4%
Promotional	352	326	8.0%
Data processing	1,335	1,361	-1.9%
Stationary and supplies	229	203	12.8%
Regulatory fees	1,302	680	91.5%
Audit and tax costs	285	295	-3.4%
Amortization of core deposit intangible	257	525	-51.0%
Director fees	256	163	57.1%
Communication	161	123	30.9%
Loan department	732	512	43.0%
Other	1,484	1,324	12.1%
Total non interest expenses	17,694	15,439	14.6%
(Loss) / income before provision for income taxes	(12,708)	2,320	-647.8%
(Benefit) / provision for income taxes	(5,534)	711	-878.3%
Net (loss) / income	(7,174)	1,609	-545.9%
Dividends and accretion on preferred stock	704	261	169.7%
Net (loss) / income applicable to common shareholders	$ (7,878)	$ 1,348	-684.4%

Shares Outstanding
Basic	9,492,421	7,692,765
Diluted	9,492,421	7,778,371
(Loss) / Earnings Per Common Share
Basic	(0.83)	$ 0.17
Diluted	(0.83)	$ 0.17

	Three Months Ended
AVERAGE BALANCES AND RATES	6/30/2010		3/31/2010		12/31/2009		6/30/2009
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$ 119	3.37%	$ 119	1.58%	$ 119	1.55%	$ 119	3.37%
Interest bearing due from banks	42,234	0.23%	48,884	0.23%	52,478	0.23%	--	0.00%
Federal funds sold	4,203	0.10%	2,475	0.16%	4,490	0.09%	20,816	0.19%
Investment securities - taxable	157,181	3.66%	103,515	4.01%	89,699	4.35%	57,746	4.40%
Investment securities - non taxable	26,181	4.40%	22,960	4.54%	23,042	4.39%	19,412	4.30%
Loans	723,800	6.33%	732,248	6.17%	723,959	6.72%	705,779	6.49%
Total earning assets	953,718	5.54%	910,201	5.55%	893,787	6.01%	803,872	6.12%
Allowance for loan losses	(21,869)		(17,354)		(16,596)		(10,121)
Other assets	77,766		72,283		72,665		71,936
Total assets	1,009,615		965,130		$ 949,856		$ 865,687

Interest Bearing Liabilities
Interest bearing demand	$ 72,013	0.31%	80,211	1.08%	$ 72,967	1.10%	$ 61,084	0.69%
Savings	27,231	0.38%	28,048	0.26%	27,087	0.32%	23,819	0.19%
Money market	275,395	1.05%	268,885	1.28%	250,421	1.50%	177,585	1.48%
Time deposits	232,490	1.89%	227,374	2.05%	226,486	2.18%	185,078	2.52%
Brokered money market	1,000	0.80%	1,000	0.81%	1,696	0.70%	32,893	0.82%
Brokered time deposits	543	0.74%	7,077	2.41%	15,779	1.23%	36,907	1.46%
Total interest bearing deposits	608,672	1.25%	612,595	1.50%	594,436	1.65%	517,366	1.65%
Federal funds purchased	--	0.00%	--	0.00%	--	0.00%	109	1.10%
Other secured borrowing	829	5.32%	966	4.62%	--	0.00%	--	0.00%
Federal Home Loan Bank borrowings	65,000	0.62%	65,000	0.57%	65,000	0.59%	68,956	0.83%
Federal reserve bank borrowings	--	0.00%	--	0.00%	54	0.50%	--	0.00%
Junior subordinated debentures	12,100	0.86%	13,403	3.90%	13,403	3.88%	13,403	4.49%
Total borrowed funds	77,929	0.71%	79,369	1.19%	78,457	1.15%	82,468	1.43%
Total interest bearing liabilities	686,601	1.19%	691,964	1.47%	672,893	1.59%	599,834	1.62%
Non interest bearing demand	179,648	0.00%	169,149	0.00%	180,270	0.00%	163,994	0.00%
Total funding	866,249	0.94%	861,113	1.18%	853,163	1.25%	763,828	1.27%
Other liabilities	8,506		8,667		7,914		9,372
Total liabilities	874,755		869,780		861,077		773,200
Total shareholders' equity	134,860		95,350		88,779		92,487
Total liabilities and shareholders' equity	$ 1,009,615		$ 965,130		$ 949,856		$ 865,687

Net interest margin		4.69%		4.43%		4.81%		4.91%

	Six Months Ended
AVERAGE BALANCES AND RATES	6/30/2010		6/30/2009
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$ 119	1.69%	$ 119	3.39%
Interest bearing due from banks	45,541	0.23%	--	0.00%
Federal funds sold	3,344	0.12%	16,852	0.20%
Investment securities - taxable	130,496	3.80%	51,507	4.66%
Investment securities - non taxable	24,579	4.46%	18,293	4.34%
Loans	728,001	6.25%	700,804	6.49%
Total earning assets	932,080	5.54%	787,575	6.19%
Allowance for loan losses	(19,624)		(10,370)
Other assets	75,039		69,431
Total assets	$ 987,495		$ 846,636

Interest Bearing Liabilities
Interest bearing demand	$ 76,089	0.72%	$ 62,845	0.61%
Savings	27,637	0.31%	22,949	0.18%
Money market	272,158	1.16%	175,378	1.51%
Time deposits	229,947	1.97%	164,228	2.60%
Brokered money market	1,000	0.81%	36,854	0.72%
Brokered time deposits	3,791	2.29%	33,169	1.74%
Total interest bearing deposits	610,622	1.38%	495,423	1.65%
Federal funds purchased	--	0.00%	378	1.07%
Securities sold under agreement to repurchase	--	0.00%	1,312	0.31%
Other secured borrowing	897	4.95%	--	0.00%
Federal Home Loan Bank borrowings	65,000	0.60%	89,105	0.88%
Junior subordinated debentures	12,748	2.45%	13,403	4.59%
Total borrowed funds	78,645	0.95%	104,198	1.35%
Total interest bearing liabilities	689,267	1.33%	599,621	1.60%
Non interest bearing demand	174,428	0.00%	154,971	0.00%
Total funding	863,695	1.06%	754,592	1.27%
Other liabilities	8,586		8,733
Total liabilities	872,281		763,325
Total shareholders' equity	115,214		83,311
Total liabilities and shareholders' equity	$ 987,495		$ 846,636

Net interest margin		4.56%		4.97%

Additional Financial Information
(dollar amounts in thousands)	For the Quarters Ended				Percentage Change Vs.
LOANS	6/30/2010	3/31/2010	12/31/2009	6/30/2009	3/31/2010	12/31/2009	6/30/2009
Real Estate Secured
Multi-family residential	$ 18,911	$ 20,530	$ 20,631	$ 17,414	-7.9%	-8.3%	8.6%
Residential 1 to 4 family	29,476	25,846	25,483	23,626	14.0%	15.7%	24.8%
Home equity lines of credit	30,541	29,383	29,780	29,049	3.9%	2.6%	5.1%
Commercial	351,598	335,733	337,940	302,735	4.7%	4.0%	16.1%
Farmland	13,032	12,804	13,079	9,639	1.8%	-0.4%	35.2%
Commercial
Commercial and industrial	144,928	152,291	157,270	171,208	-4.8%	-7.8%	-15.3%
Agriculture	16,071	19,591	17,698	14,231	-18.0%	-9.2%	12.9%
Other	246	238	238	491	3.4%	3.4%	-49.9%
Construction
Single family residential	9,501	15,732	15,538	14,710	-39.6%	-38.9%	-35.4%
Single family residential - Spec.	2,750	3,295	3,400	10,338	-16.5%	-19.1%	-73.4%
Tract	--	1,245	2,215	3,202	-100.0%	-100.0%	-100.0%
Multi-family	1,883	1,883	2,300	5,648	0.0%	-18.1%	-66.7%
Hospitality	--	13,126	14,306	12,388	-100.0%	-100.0%	-100.0%
Commercial	31,398	30,704	27,128	17,215	2.3%	15.7%	82.4%
Land	39,356	51,557	52,793	57,149	-23.7%	-25.5%	-31.1%
Installment loans to individuals	7,232	8,407	8,327	8,428	-14.0%	-13.1%	-14.2%
All other loans (including overdrafts)	253	378	553	383	-33.1%	-54.2%	-33.9%
Total gross loans	$ 697,176	$ 722,743	$ 728,679	$ 697,854	-3.5%	-4.3%	-0.1%
Deferred loan fees	1,698	1,699	1,825	1,555	-0.1%	-7.0%	9.2%
Allowance for loan losses	22,134	18,559	14,372	11,106	19.3%	54.0%	99.3%
Net loans	$ 673,344	$ 702,485	$ 712,482	$ 685,193	-4.1%	-5.5%	-1.7%
Loans held for sale	9,429	$ 7,815	$ 9,487	$ 11,692	20.7%	-0.6%	-19.4%

	For the Quarters Ended				Percentage Change Vs.
ALLOWANCE FOR LOAN LOSSES	6/30/2010	3/31/2010	12/31/2009	6/30/2009	3/31/2010	12/31/2009	6/30/2009

Balance, beginning of period	$ 18,559	$ 14,372	$ 15,873	$ 10,429	29.1%	16.9%	78.0%
Provision expense	16,100	5,200	9,500	2,700	209.6%	69.5%	496.3%
Loans charged off
Commercial real estate	2,583	--	298	--	100.0%	766.8%	100.0%
Farmland	235	--	--	--	100.0%	100.0%	100.0%
Residential 1 to 4 family	282	--	254	--	100.0%	11.0%	100.0%
Commercial and industrial	7,869	949	4,088	942	729.2%	92.5%	735.4%
Agriculture	1,209	--	315	--	100.0%	283.8%	100.0%
Construction	525	463	--	415	13.4%	100.0%	26.5%
Land	956	--	6,094	681	100.0%	-84.3%	40.4%
Other	9	98	20	4	-90.8%	-55.0%	125.0%
Total charge offs	13,668	1,510	11,069	2,042	805.2%	23.5%	569.3%
Recoveries of loans previously charged off	1,143	497	68	19	130.0%	1580.9%	5915.8%
Balance, end of period	$ 22,134	$ 18,559	$ 14,372	$ 11,106	19.3%	54.0%	99.3%
Net charge-offs	$ 12,525	$ 1,013	$ 11,001	$ 2,023	1136.4%	13.9%	519.1%

	For the Quarters Ended				Percentage Change Vs.
NON-PERFORMING ASSETS	6/30/2010	3/31/2010	12/31/2009	6/30/2009	3/31/2010	12/31/2009	6/30/2009

Loans on non-accrual status
Commercial real estate	$ 14,160	$ 14,310	$ 11,035	$ 2,776	-1.0%	28.3%	410.1%
Residential 1-4 family	1,310	1,145	1,147	392	14.4%	14.2%	234.2%
Home equity lines of credit	320	320	320	320	0.0%	0.0%	0.0%
Farmland	2,936	2,704	--	--	8.6%	100.0%	100.0%
Commercial and industrial	4,610	9,740	8,429	5,316	-52.7%	-45.3%	-13.3%
Agriculture	706	3,493	3,172	384	-79.8%	-77.7%	83.9%
Construction	2,454	3,351	3,838	2,267	-26.8%	-36.1%	8.2%
Land	8,284	13,839	10,182	511	-40.1%	-18.6%	1521.1%
Installment	286	81	47	132	253.1%	508.5%	116.7%
Total non-accruing loans	$ 35,066	$ 48,983	$ 38,170	$ 12,098	-28.4%	-8.1%	189.8%
Loans more than 90 days delinquent, still accruing	--	--	151	140	0.0%	-100.0%	-100.0%
Total non-performing loans	35,066	48,983	38,321	12,238	-28.4%	-8.5%	186.5%
Other real estate owned (OREO)	4,953	741	946	6,669	568.4%	423.6%	-25.7%
Total non-performing assets	$ 40,019	$ 49,724	$ 39,267	$ 18,907	-19.5%	1.9%	111.7%

	For the Quarters Ended				Percentage Change Vs.
DEPOSITS	6/30/2010	3/31/2010	12/31/2009	6/30/2009	3/31/2010	12/31/2009	6/30/2009

Non interest bearing demand	$ 182,846	$ 178,976	$ 174,635	$ 178,600	2.2%	4.7%	2.4%
Interest bearing demand	68,295	79,585	77,765	64,723	-14.2%	-12.2%	5.5%
Regular savings	26,844	28,373	27,166	24,792	-5.4%	-1.2%	8.3%
Money market funds	284,118	269,768	259,671	190,661	5.3%	9.4%	49.0%
Brokered money market funds	1,000	1,000	1,000	10,002	0.0%	0.0%	-90.0%
Total interest-bearing transaction & savings accounts	380,257	378,726	365,602	290,178	0.4%	4.0%	31.0%
Time deposits	232,630	236,169	224,998	206,708	-1.5%	3.4%	12.5%
Brokered time deposits	100	1,545	10,230	28,503	-93.5%	-99.0%	-99.6%
Total deposits	$ 795,833	$ 795,416	$ 775,465	$ 703,989	0.1%	2.6%	13.0%

	Three Months Ended				Six Months Ended
PROFITABILITY / PERFORMANCE RATIOS	6/30/2010	3/31/2010	12/31/2009	6/30/2009	6/30/2010	6/30/2009
Operating efficiency (1)	68.86%	76.88%	70.84%	70.02%	72.65%	68.38%
Return on average equity	-17.35%	-5.70%	-15.27%	2.20%	-12.56%	3.89%
Return on average common equity	-35.59%	-10.93%	-22.05%	1.44%	-23.99%	3.76%
Return on average tangible equity	-28.12%	-6.64%	-18.08%	2.54%	-18.13%	4.60%
Return on average tangible common equity	-29.82%	-13.97%	-27.70%	1.69%	-19.91%	4.57%
Return on average assets	-2.32%	-0.56%	-1.43%	0.23%	-1.47%	0.38%
Non interest income to average assets	1.44%	0.67%	0.60%	0.69%	1.06%	0.75%
Non interest expense to average assets	3.51%	3.73%	3.69%	3.71%	3.61%	3.68%
Net interest income to average assets	4.43%	4.18%	4.53%	4.56%	4.31%	4.62%
Non interest income to total net revenue	24.49%	13.75%	11.77%	13.23%	19.78%	14.00%
Interest rate yield on interest earnings assets	5.54%	5.55%	6.01%	6.12%	5.54%	6.19%
Cost of interest bearing liabilities	1.25%	1.47%	1.65%	1.62%	1.38%	1.65%
Cost of funds	0.94%	1.18%	1.25%	1.27%	1.06%	1.27%
Net interest margin	4.69%	4.43%	4.81%	4.91%	4.56%	4.97%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	5.03%	6.78%	5.26%	1.75%
Non-performing loans to ALLL	158.43%	263.93%	266.64%	110.19%
Non-performing loans to total assets	3.47%	4.80%	4.05%	1.39%
Non-performing loans to primary capital	26.30%	36.22%	45.76%	13.40%
Non-performing assets to total assets	3.96%	4.88%	4.15%	2.15%
Allowance for loan losses to total gross loans	3.17%	2.57%	1.97%	1.59%
Net charge-offs to average loans	1.73%	0.14%	1.52%	0.29%	1.86%	0.59%

CAPITAL RATIOS

Company
Leverage ratio	11.53%	7.71%	8.24%	10.87%
Tier I Risk-Based Capital Ratio	14.72%	9.24%	9.59%	11.95%
Total Risk-Based Capital Ratio	16.46%	17.16%	10.85%	13.20%

Bank
Leverage ratio	11.34%	12.61%	7.74%	10.33%
Tier I Risk-Based Capital Ratio	14.44%	15.07%	8.97%	11.23%
Total Risk-Based Capital Ratio	15.71%	16.34%	10.23%	12.49%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on the sale of investment securities, sale of other real estate owned, sale of SBA loans and impairment losses on OTTI.
CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          Margaret Torres, CFO
          805-369-5200